Calvin B. Taylor Bankshares, Inc. and subsidiary

Table of Contents

Page

Report of Independent Registered Public Accounting Firm	1
Consolidated Financial Statements
Consolidated Balance Sheets	2
Consolidated Statements of Income	3
Consolidated Statements of Changes in Stockholders' Equity	4
Consolidated Statements of Cash Flows	5-6
Notes to Consolidated Financial Statements	7-26

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Calvin B. Taylor Bankshares, Inc.
Berlin, Maryland

    We have audited the accompanying consolidated balance sheets of Calvin B. Taylor Bankshares, Inc. and Subsidiary (the Company) as of December 31, 2010, 2009, and 2008, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Calvin B. Taylor Bankshares, Inc. and Subsidiary as of December 31, 2010, 2009, and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

    We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America, the Company’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 9, 2011, expressed March 9, 2011, expressed an unqualified opinion.

/s/ Rowles & Company LLP

Baltimore, Maryland
March 9, 2011

Calvin B. Taylor Bankshares, Inc. and subsidiary

Consolidated Balance Sheets

	December 31,
	2010	2009	2008

Assets
Cash and due from banks	$ 14,319,142	$ 15,117,190	$ 8,769,784
Federal funds sold	36,081,862	28,222,472	26,460,842
Interest-bearing deposits	11,650,849	12,494,003	15,517,115
Investment securities available for sale	59,801,920	42,767,578	33,975,271
Investment securities held to maturity (approximate fair
value of $32,491,819, $38,897,082, and $33,523,422)	32,303,572	38,597,942	32,621,797
Loans, less allowance for loan losses of $983,178,
$637,761, and $707,152	237,001,219	240,061,869	241,430,914
Premises and equipment	6,319,854	6,594,757	6,326,312
Other real estate owned	779,500	1,433,000	-
Accrued interest receivable	1,224,920	1,292,604	1,704,260
Computer software	89,521	135,831	156,372
Bank owned life insurance	5,260,539	5,089,278	4,914,810
Prepaid expenses	1,285,266	1,485,120	333,874
Other assets	29,640	236,652	391,160
	$ 406,147,804	$ 393,528,296	$ 372,602,511

Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$ 76,763,686	$ 72,431,731	$ 70,652,032
Interest-bearing	250,014,068	240,215,888	221,807,181
	326,777,754	312,647,619	292,459,213
Securities sold under agreements to repurchase	4,490,512	7,048,176	5,742,765
Note payable	-	48,519	74,046
Accrued interest payable	150,299	192,621	359,673
Deferred income taxes	383,326	1,026,786	1,437,813
Other liabilities	151,361	287,282	245,507
	331,953,252	321,251,003	300,319,017
Stockholders' equity
Common stock, par value $1 per share;
authorized 10,000,000 shares; issued and outstanding
3,000,508 shares at December 31, 2010 and 2009, and
3,048,397 shares at December 31, 2008	3,000,508	3,000,508	3,048,397
Additional paid-in capital	8,733,438	8,733,438	10,406,403
Retained earnings	61,441,595	58,975,278	56,569,913
	73,175,541	70,709,224	70,024,713
Accumulated other comprehensive income	1,019,011	1,568,069	2,258,781
	74,194,552	72,277,293	72,283,494
	$ 406,147,804	$ 393,528,296	$ 372,602,511

The accompanying notes are an integral part of these financial statements.

Calvin B. Taylor Bankshares, Inc. and subsidiary

Consolidated Statements of Income

	Years Ended December 31,
	2010	2009	2008
Interest and dividend revenue
Loans, including fees	$ 15,930,433	$ 15,962,526	$ 16,582,428
U. S. Treasury and government agency securities	1,168,402	1,605,558	2,243,413
State and municipal securities	51,885	45,674	42,336
Federal funds sold	65,585	66,548	732,227
Interest-bearing deposits	58,347	158,496	325,396
Equity securities	45,154	63,391	74,843
Total interest and dividend revenue	17,319,806	17,902,193	20,000,643

Interest expense
Deposits	1,909,855	2,506,433	3,963,962
Borrowings	33,251	36,205	58,292
Total interest expense	1,943,106	2,542,638	4,022,254
Net interest income	15,376,700	15,359,555	15,978,389

Provision for loan losses	1,012,000	850,000	617,526
Net interest income after provision for loan losses	14,364,700	14,509,555	15,360,863

Noninterest revenue
Service charges on deposit accounts	949,377	987,169	1,092,899
ATM and debit card	570,382	533,822	518,859
Increase in cash surrender value of bank owned life insurance	171,261	174,468	194,040
Gain (loss) on sale of assets	252,703	38,403	(4,671)
Loss on sale and revaluation of other real estate owned	(200,904)	(490)	-
Miscellaneous	334,634	255,254	236,063
Total noninterest revenue	2,077,453	1,988,626	2,037,190

Noninterest expenses
Salaries	3,611,611	3,717,107	3,681,469
Employee benefits	1,087,144	953,890	989,482
Occupancy	811,373	763,715	753,605
Furniture and equipment	441,459	476,518	464,559
ATM and debit card	181,882	255,850	304,737
Deposit insurance premiums	296,118	495,406	43,186
Other operating	1,852,287	1,851,086	1,715,230
Total noninterest expenses	8,281,874	8,513,572	7,952,268

Income before income taxes	8,160,279	7,984,609	9,445,785

Income taxes	2,963,500	2,875,000	3,386,568

Net income	$ 5,196,779	$ 5,109,609	$ 6,059,217

Earnings per common share - basic and diluted	$ 1.73	$ 1.69	$ 1.97

The accompanying notes are an integral part of these financial statements.

calvin b. taylor bankshares, inc. and subsidiary

Consolidated Statements of Changes in Stockholders' Equity

					Accumulated
					other
	Common stock		Additional	Retained	comprehensive	Comprehensive
	Shares	Par value	paid-in capital	earnings	income	income

Balance, December 31, 2007	3,102,510	$ 3,102,510	$ 12,381,413	$ 57,076,461	$ 1,915,379
Net income	-	-	-	6,059,217	-	$ 6,059,217
Unrealized gain on investment
securities available for sale net
of income taxes of $154,135	-	-	-	-	343,402	343,402
Comprehensive income						$ 6,402,619
Common shares repurchased	(54,113)	(54,113)	(1,975,010)	-	-
Cash dividend, $2.15 per share	-	-	-	(6,565,765)	-

Balance, December 31, 2008	3,048,397	3,048,397	10,406,403	56,569,913	2,258,781
Net income	-	-	-	5,109,609	-	$ 5,109,609
Unrealized (loss) on investment
securities available for sale net
of income taxes of ($400,129)	-	-	-	-	(690,712)	(690,712)
Comprehensive income						$ 4,418,897
Common shares repurchased	(47,889)	(47,889)	(1,672,965)	-	-
Cash dividend, $.90 per share	-	-	-	(2,704,244)	-

Balance, December 31, 2009	3,000,508	3,000,508	8,733,438	58,975,278	1,568,069
Net income	-	-	-	5,196,779	-	$ 5,196,779
Unrealized (loss) on investment
securities available for sale net
of income taxes of ($339,606)	-	-	-	-	(549,058)	(549,058)
Comprehensive income						$ 4,647,721
Cash dividend, $.91 per share	-	-	-	(2,730,462)	-

Balance, December 31, 2010	3,000,508	$ 3,000,508	$ 8,733,438	$ 61,441,595	$ 1,019,011

The accompanying notes are an integral part of these financial statements.

calvin b. taylor bankshares, inc. and subsidiary

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2010	2009	2008

Cash flows from operating activities
Interest and dividends received	$ 17,590,438	$ 18,404,895	$ 19,804,313
Fees and commissions received	1,860,905	1,745,339	1,499,929
Interest paid	(1,985,208)	(2,709,690)	(4,164,490)
Cash paid to suppliers and employees	(7,729,288)	(9,030,265)	(7,016,197)
Income taxes paid	(3,010,956)	(2,744,434)	(3,657,415)
	6,725,891	5,665,845	6,466,140

Cash flows from investing activities
Proceeds from sale of collectible coin	195,939	33,410	-
Certificates of deposit purchased, net of maturities	823,576	3,133,184	(9,483,255)
Proceeds from maturities of investments available for sale	18,135,000	24,200,000	19,000,000
Purchase of investments available for sale	(36,198,861)	(34,149,247)	(28,237,469)
Proceeds from maturities of investments held to maturity	29,040,000	26,975,000	29,360,000
Purchase of investments held to maturity	(22,807,711)	(32,976,024)	(15,274,817)
Loans made, net of principal reductions	2,031,503	(938,487)	(3,972,162)
Proceeds from sale of real property and equipment	72,950	20,900	-
Purchases of premises, equipment, and computer software	(240,609)	(828,173)	(369,363)
Proceeds from sale of other real estate and repossessed assets, net	470,596	39,509	-
	(8,477,617)	(14,489,928)	(8,977,066)

Cash flows from financing activities
Net increase (decrease) in
Time deposits	310,407	(289,966)	7,710,096
Other deposits	13,819,729	20,478,372	(4,194,430)
Securities sold under agreements to repurchase	(2,557,664)	1,305,411	2,316,592
Payments on note payable	(48,519)	(25,528)	(24,044)
Common shares repurchased	-	(1,720,854)	(2,029,123)
Dividends paid	(2,730,462)	(2,704,244)	(6,565,765)
	8,793,491	17,043,191	(2,786,674)

Net increase (decrease) in cash and cash equivalents	7,041,765	8,219,108	(5,297,600)

Cash and cash equivalents at beginning of year	43,489,772	35,270,664	40,568,264
Cash and cash equivalents at end of year	$ 50,531,537	$ 43,489,772	$ 35,270,664

The accompanying notes are an integral part of these financial statements.

calvin b. taylor bankshares, inc. and subsidiary

Consolidated Statements of Cash Flows
Continued

	Years Ended December 31,
	2010	2009	2008

Reconciliation of net income to net cash provided by
operating activities
Net income	$ 5,196,779	$ 5,109,609	$ 6,059,217

Adjustments to reconcile net income to net cash
provided by operating activities
Provision for loan losses	1,012,000	850,000	617,526
Depreciation and amortization	544,772	562,670	575,106
Deferred income taxes	(303,854)	(10,898)	(197,433)
Premium amortization and discount accretion	202,936	90,979	(185,294)
Gain on sale of collectible coin	(195,939)	(33,410)	-
Loss (gain) on disposition of premises, equipment,
and computer software	(55,900)	(3,301)	4,671
Gain on sale of other real estate and repossessed assets	(11,949)	(1,203)	-
Loss on revaluation of other real estate	212,000	-	-
Decrease (increase) in
Accrued interest receivable	67,684	411,656	(11,087)
Cash surrender value of bank owned life insurance	(171,261)	(174,468)	(194,040)
Other assets	406,866	(1,010,512)	(86,717)
Increase (decrease) in
Accrued interest payable	(42,322)	(167,052)	(142,236)
Other liabilities	(135,921)	41,775	26,427
	$ 6,725,891	$ 5,665,845	$ 6,466,140

Composition of cash and cash equivalents
Cash and due from banks	$ 14,319,142	$ 15,117,190	$ 8,769,784
Federal funds sold	36,081,862	28,222,472	26,460,842
Interest-bearing deposits, except for time deposits	130,533	150,110	40,038
	$ 50,531,537	$ 43,489,772	$ 35,270,664

Supplemental cash flows information:
Non-cash transfers from loans to other real estate owned	$ -	$ 1,448,500	$ -

The accompanying notes are an integral part of these financial statements.

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

    The consolidated financial statements of Calvin B. Taylor Bankshares, Inc. (the Company) include the accounts of its wholly owned subsidiary, Calvin B. Taylor Banking Company (the Bank). All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies reflected in these financial statements conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.

Nature of operations
     Calvin B. Taylor Bankshares, Inc. is a bank holding company. Its subsidiary, Calvin B. Taylor Banking Company, is a financial institution operating primarily in Worcester County, Maryland and Sussex County, Delaware. The Bank is a full-service commercial bank, offering deposit services and loans to individuals, small- to medium-sized businesses, associations and government entities.

Use of estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions may affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash equivalents
     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and interest-bearing deposits except for time deposits. Federal funds are purchased and sold for one-day periods.

Investment securities
     As securities are purchased, management determines if the securities should be classified as held to maturity or available for sale. Securities which management has the intent and ability to hold to maturity are recorded at amortized cost which is cost adjusted for amortization of premiums and accretion of discounts to maturity. Securities classified as available-for-sale are recorded at fair value.
    Purchase premiums and discounts are recognized in interest revenue using the straight line method over the terms of the securities. Gains and losses on disposal are determined using the specific-identification method.

Loans
    Loans are stated at their outstanding principal amounts less the allowance for loan losses. Interest on loans is accrued and credited to income based on contractual interest rates applied to principal amounts outstanding. A loan is considered to be past due when principal or interest due is not paid on or before the payment date agreed upon by the borrower and the Bank. The accrual of interest is discontinued when principal or interest is ninety days past due or when the loan is determined to be impaired, unless collateral is sufficient to discharge the debt in full and the loan is in process of collection. When a loan is placed in nonaccruing status, any interest previously accrued but unpaid is reversed from interest revenue. Interest payments received on nonaccrual loans are generally recorded as a reduction of principal, but may be recorded as cash basis income depending on management’s judgment on a loan by loan basis. Accrual of interest may be restored when all principal and interest are current and management believes that future payments will be received in accordance with the loan agreement.
    The Company does not defer loan origination costs which management has determined to be immaterial.

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies (Continued)

Loans (continued)
     Loans are considered impaired when, based on current information, management considers it unlikely that collection of principal and interest payments will be made according to contractual terms. Generally, loans are not reviewed for impairment until the accrual of interest has been discontinued, although management may categorize a performing loan as impaired based on knowledge of the borrower’s financial condition, devaluation of collateral, or other circumstances that are deemed relevant to loan collection. Impaired loans may have specific reserves allocated to them in the allowance for loan losses.

Allowance for loan losses
     The allowance for loan losses represents an amount which management judges to be adequate to absorb identified and inherent losses in the loan portfolio as of the balance sheet date. Valuation of the allowance is completed no less than quarterly. The determination of the allowance is inherently subjective as it relies on estimates of potential loss related to specific loans, the effects of portfolio trends, and other internal and external factors.
    In determining an adequate level for the allowance, management considers historical loss experience for major types of loans. However, historical data may not be an accurate predictor of loss potential in the current loan portfolio. Management reviews the current portfolio giving consideration to problem loans, delinquencies, the composition of the portfolio, concentrations of credit, and changes in lending products, processes, or staffing. Management considers external factors such as the interest rate environment, competition, current local and national economic trends, and the results of recent independent reviews by auditors and banking regulators.
    The allowance is increased by current period provisions recorded as expense and by recoveries of amounts previously charged-off. The allowance is decreased when loans are charged-off as losses, which occurs when they are deemed to be uncollectible. Provisions for loan losses are made to bring the balance in the allowance to the level established by application of management’s allowance methodology, and may result in an increase or decrease to expense.

Premises and equipment
     Premises and equipment are recorded at cost less accumulated depreciation. Depreciation is computed under both straight-line and accelerated methods over the estimated useful lives of the assets.

Other real estate owned
    Other real estate owned is comprised of real estate acquired in satisfaction of a loan receivable either by foreclosure or deed taken in lieu of foreclosure. Other real estate owned is recorded at the lower of cost or net realizable value, which is fair value less estimated costs to sell the property. If net realizable value is less than the book value of the related loan at the time of foreclosure, a loan loss is recorded through the allowance for loan losses. Quarterly, the Company reviews net realizable value estimates and records declines in value through expense. Costs to maintain properties, such as maintenance, utilities, taxes and insurance are expensed as they are incurred. Gains or losses resulting from the sale of other real estate owned are included in noninterest income.

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies (Continued)

Computer software
     The Company amortizes software costs over their useful lives using the straight-line method.

Bank owned life insurance
     The Company records increases in cash surrender value of bank owned life insurance as current period income based on projections provided by the underwriting company.

Advertising
     Advertising costs are expensed during the period of the related marketing effort.

Income taxes
     The provision for income taxes includes taxes payable for the current year and deferred income taxes. Deferred income taxes are provided for the temporary differences between financial and taxable income. Tax expense and tax benefits are allocated to the Bank and Company based on their proportional share of taxable income.

Per share data
     Earnings per common share are determined by dividing net income by the weighted average number of common shares outstanding for the period, which was 3,000,508, 3,019,867, and 3,076,278 for the years ended December 31, 2010, 2009, and 2008, respectively.

Subsequent events
     The Company has evaluated events and transactions subsequent to December 31, 2010 through March 9, 2011, the date these financials statements were issued. No significant subsequent events were identified which would affect the presentation of the financial statements.

2.  Cash and Due From Banks

    The Company normally carries balances with other banks that exceed the federally insured limit. Average balances carried in excess of the limit, including unsecured federal funds sold to the same banks, were $35,852,791 for 2010, $36,975,474 for 2009, and $36,500,123 for 2008.
    Banks are required to carry noninterest-bearing cash reserves at specified percentages of deposit balances. The Company's normal amount of cash on hand and on deposit with other banks is sufficient to satisfy the reserve requirements.

3.  Lines of Credit

    The Company has available lines of credit, including overnight federal funds, reverse repurchase agreements and letters of credit, totaling $28,000,000 as of December 31, 2010.

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

4. Investment Securities

        Investment securities are summarized as follows:

	Amortized	Unrealized	Unrealized	Fair
	cost	gains	losses	value
December 31, 2010
Available for sale
U.S. Treasury	$ 56,150,205	$ 966,157	$ 16,871	$ 57,099,491
State and municipal	365,772	4,031	3,709	366,094
Equity	1,691,841	1,008,745	364,251	2,336,335
	$ 58,207,818	$ 1,978,933	$ 384,831	$ 59,801,920
Held to maturity
U.S. Treasury	$ 19,487,287	$ 178,407	$ 5,147	$ 19,660,547
U.S. Government agency	7,002,448	13,646	6,850	7,009,244
State and municipal	5,813,837	11,979	3,788	5,822,028
	$ 32,303,572	$ 204,032	$ 15,785	$ 32,491,819

December 31, 2009
Available for sale
U.S. Treasury	$ 38,197,971	$ 950,429	$ -	$ 39,148,400
State and municipal	395,000	5,392	270	400,122
Equity	1,691,841	1,571,962	44,747	3,219,056
	$ 40,284,812	$ 2,527,783	$ 45,017	$ 42,767,578
Held to maturity
U.S. Treasury	$ 25,498,390	$ 254,672	$ 8,999	$ 25,744,063
U.S. Government agency	10,000,000	30,808	650	10,030,158
State and municipal	3,099,552	23,309	-	3,122,861
	$ 38,597,942	$ 308,789	$ 9,649	$ 38,897,082

December 31, 2008
Available for sale
U.S. Treasury	$ 28,309,823	$ 1,408,794	$ -	$ 29,718,617
State and municipal	400,000	5,220	590	404,630
Equity	1,691,841	2,160,183	-	3,852,024
	$ 30,401,664	$ 3,574,197	$ 590	$ 33,975,271
Held to maturity
U.S. Treasury	$ 24,519,603	$ 861,569	$ -	$ 25,381,172
U.S. Government agency	6,999,443	32,657	1,016	7,031,084
State and municipal	1,102,751	8,415	-	1,111,166
	$ 32,621,797	$ 902,641	$ 1,016	$ 33,523,422

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

4. Investment Securities (Continued)

    The table below shows the gross unrealized losses and fair value of securities that are in an unrealized loss position as of December 31, 2010, aggregated by length of time that individual securities have been in a continuous unrealized loss position.

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	value	losses	value	losses	value	losses

U. S. Treasury	$ 14,062,266	$ 22,018	$ -	$ -	$ 14,062,266	$ 22,018
U. S. Government Agency	1,993,150	6,850	-	-	1,993,150	6,850
State and municipal	2,474,315	7,497	-	-	2,474,315	7,497
Equity	31,794	132,229	304,975	232,022	336,769	364,251
	$ 18,561,525	$ 168,594	$ 304,975	$ 232,022	$ 18,866,500	$ 400,616

    The debt securities for which an unrealized loss is recorded are issues of the U.S. Treasury, Federal Home Loan Bank (a U. S. government agency), and general and highly rated revenue obligations of states and municipalities. The Company has the ability and the intent to hold these securities until they are called or mature at face value. Fluctuations in fair value reflect market conditions and are not indicative of an other-than-temporary impairment of the investment.
    The equity securities for which an unrealized loss is recorded are issues of community banks located in the same general geographic area as the Company. In the opinion of management, fluctuations in fair value reflect market conditions and are not indicative of an other-than-temporary impairment of the investment. Management continues to monitor the financial condition of the issuers.
    The amortized cost and estimated fair value of debt securities, by contractual maturity and the amount of pledged securities, follow. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2010		December 31, 2009		December 31, 2008
	Amortized	Fair	Amortized	Fair	Amortized	Fair
	cost	value	cost	value	cost	value

Available for sale
Within one year	$ 35,163,533	$ 35,292,775	$ 15,106,388	$ 15,136,254	$ 17,159,259	$ 17,201,296
After one year
through five years	19,355,802	19,481,248	21,490,230	21,822,893	9,554,499	9,960,076
After ten years	1,996,642	2,691,562	1,996,353	2,589,375	1,996,065	2,961,875
	$ 56,515,977	$ 57,465,585	$ 38,592,971	$ 39,548,522	$ 28,709,823	$ 30,123,247

Held to maturity
Within one year	$ 8,758,541	$ 8,789,063	$ 16,042,286	$ 16,273,130	$ 13,766,474	$ 14,027,311
After one year
through five years	23,545,031	23,702,756	22,555,656	22,623,952	18,855,323	19,496,111
	$ 32,303,572	$ 32,491,819	$ 38,597,942	$ 38,897,082	$ 32,621,797	$ 33,523,422

Pledged securities	$ 26,567,879	$ 27,558,868	$ 26,269,854	$ 27,142,948	$ 25,023,730	$ 26,891,914

    Investments are pledged to secure deposits of federal and local governments. Pledged securities also serve as collateral for securities sold under agreements to repurchase.

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

5. Loans and Allowance for Loan Losses

                Major classifications of loans are as follows:

	2010	2009	2008
Real estate mortgages
Construction, land development, and land	$ 21,792,060	$ 21,952,873	$ 30,330,261
Residential 1 to 4 family, 1st liens	92,635,944	94,757,873	95,203,258
Residential 1 to 4 family, subordinate liens	1,660,805	2,460,550	2,952,418
Commercial properties	102,578,171	102,476,713	89,302,549
Commercial	17,596,451	16,915,476	21,990,067
Consumer	1,720,966	2,136,145	2,359,513
	237,984,397	240,699,630	242,138,066
Allowance for loan losses	983,178	637,761	707,152
Loans, net	$ 237,001,219	$ 240,061,869	$ 241,430,914

                The rate repricing distribution of the loan portfolio follows:

	2010	2009	2008

Immediately	$ 233,514,965	$ 235,500,380	$ 236,027,947
Within one year	845,858	995,916	1,967,273
Over one to five years	2,400,182	2,634,299	2,608,201
Over five years	1,223,392	1,569,035	1,534,645
	$ 237,984,397	$ 240,699,630	$ 242,138,066

    The Company makes loans to customers located primarily in the Delmarva region. Although the loan portfolio is diversified, its performance will be influenced by the economy of the region.
    Nonperforming loans are loans past due 90 or more days and still accruing interest plus nonaccrual loans. Nonperforming assets are comprised of nonperforming loans combined with real estate acquired in foreclosure and held for sale (other real estate owned). The following table details the composition of nonperforming assets as of December 31.

	2010	2009	2008
Loans 90 or more days past due and still accruing
Real estate	$ 684,422	$ 787,580	$ 4,602,365
Commercial	-	-	40,000
Consumer	-	-	5,427
	684,422	787,580	4,647,792
Nonaccruing loans
Current	1,185,435	423,227	-
Past due 30 days or more	2,921,086	599,856	199,724
	4,106,521	1,023,083	199,724
Total nonperforming loans	4,790,943	1,810,663	4,847,516
Other real estate owned	779,500	1,433,000	-
Total nonperforming assets	$ 5,570,443	$ 3,243,663	$ 4,847,516

Interest not accrued on nonaccruing loans	$ 156,805	$ 46,467	$ 6,797

Interest included in net income on nonaccruing
loans, year-to date	$ 93,033	$ 30,492	$ 12,275

    Included in amounts past due 90 days or more and still accruing at December 31, 2008, was a loan with a principal balance of $4,500,000. Late in 2008, the Bank was notified of a lien on the property securing this loan that was superior to the Bank’s liens, and which the settlement agent did not discover during the title examination process. As of December 31, 2010, the Bank has been restored to first lien position and interest is current.

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

5. Loans and Allowance for Loan Losses (continued)

The following table details transactions in the allowance for loan losses by type of loan. The Company did not acquire any loans with deteriorated credit quality during the periods presented.
Real estate mortgages
Construction
December 31, 2010	and Land	Residential	Commercial	Commercial	Consumer	Unallocated	Total
Beginning balance	$ 145,262	$ 48,034	$ 2,192	$ 380,161	$ 53,638	$ 8,474	$ 637,761
Loans charged off	(100,000)	(190,093)	-	(354,854)	(52,935)	-	(697,882)
Recoveries	-	1,100	-	1,073	29,126	-	31,299
Provision charged to operations	190,175	191,561	354,801	168,566	89,399	17,498	1,012,000
Ending balance	$ 235,437	$ 50,602	$ 356,993	$ 194,946	$ 119,228	$ 25,972	$ 983,178

Individually evaluated for impairment:
Balance in allowance	$ -	$ -	$ 330,759	$ -	$ -		$ 330,759
Related loan balance	$ 1,171,127	$ 361,743	$ 2,566,537	$ 7,114	$ -		$ 4,106,521

Collectively evaluated for impairment:
Balance in allowance	$ 235,437	$ 50,602	$ 26,234	$ 194,946	$ 119,228	$ 25,972	$ 652,419
Related loan balance	$ 20,620,933	$ 93,935,006	$ 100,011,634	$ 17,589,337	$ 1,720,966		$ 233,877,876

December 31, 2009
Beginning balance	$ 170,000	$ 17,236	$ 287,863	$ 202,484	$ 30,807	$ (1,238)	$ 707,152
Loans charged off	(75,000)	(295,520)	(360,671)	(200,357)	(47,321)	-	(978,869)
Recoveries	-	669	-	40,364	18,445	-	59,478
Provision charged to operations	50,262	325,649	75,000	337,670	51,707	9,712	850,000
Ending balance	$ 145,262	$ 48,034	$ 2,192	$ 380,161	$ 53,638	$ 8,474	$ 637,761

Individually evaluated for impairment:
Balance in allowance	$ 35,262	$ -	$ -	$ 223,607	$ -		$ 258,869
Related loan balance	$ 352,619	$ 259,298	$ 1,842,727	$ 447,214	$ -		$ 2,901,858

Collectively evaluated for impairment:
Balance in allowance	$ 110,000	$ 48,034	$ 2,192	$ 156,554	$ 53,638	$ 8,474	$ 378,892
Related loan balance	$ 21,600,254	$ 96,959,125	$ 100,633,986	$ 16,468,262	$ 2,136,145		$ 237,797,772

December 31, 2008
Beginning balance	$ -	$ -	$ -	$ 144,152	$ 50,950	$ 423	$ 195,525
Loans charged off	-	-	-	(76,383)	(34,532)	-	(110,915)
Recoveries	-	-	-	3,785	1,231	-	5,016
Provision charged to operations	170,000	17,236	287,863	130,930	13,158	(1,661)	617,526
Ending balance	$ 170,000	$ 17,236	$ 287,863	$ 202,484	$ 30,807	$ (1,238)	$ 707,152

Individually evaluated for impairment:
Balance in allowance	$ 170,000	$ 17,111	$ 109,863	$ 128,521	$ -		$ 425,495
Related loan balance	$ 5,350,000	$ 144,320	$ 2,842,863	$ 548,290	$ 2,727		$ 8,888,200

Collectively evaluated for impairment:
Balance in allowance	$ -	$ 125	$ 178,000	$ 73,963	$ 30,807	$ (1,238)	$ 281,657
Related loan balance	$ 24,980,261	$ 98,011,356	$ 86,459,686	$ 21,441,777	$ 2,356,786		$ 233,249,866

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

5. Loans and Allowance for Loan Losses (continued)

    Loans are considered past due when either principal or interest is not paid by the date on which payment is due.
The following table is an analysis of past due loans by days past due and type of loan.
Age Analysis of Past Due Loans
			Greater than				> 90 Days
	30-59 Days	60-89 Days	90 Days	Total		Total	Past Due and
December 31, 2010	Past Due	Past Due	Past Due	Past Due	Current	Loans	Accruing
Real Estate
Construction, land development,
and land	$ 474,843	$ 234,719	$ 1,089,719	$ 1,799,281	$ 19,992,779	$ 21,792,060	$ -
Residential 1-4 family, 1st liens	1,390,288	336,134	-	1,726,422	90,909,522	92,635,944	-
Residential 1-4 family, 2nd liens	-	-	-	-	1,660,805	1,660,805	-
Commercial properties	-	37,957	2,508,675	2,546,632	100,031,539	102,578,171	684,422
Commercial	103,759	7,114	-	110,873	17,485,578	17,596,451	-
Consumer	-	19,415	-	19,415	1,701,551	1,720,966	-
Total	$ 1,968,890	$ 635,339	$ 3,598,394	$ 6,202,623	$ 231,781,774	$ 237,984,397	$ 684,422

December 31, 2009
Real Estate
Construction, land development,
and land	$ 4,834,675	$ -	$ -	$ 4,834,675	$ 17,118,198	$ 21,952,873	$ -
Residential 1-4 family, 1st liens	1,573,907	909,582	111,987	2,595,476	92,162,397	94,757,873	62,532
Residential 1-4 family, 2nd liens	-	-	146,011	146,011	2,314,539	2,460,550	87,245
Commercial properties	173,603	699,787	637,803	1,511,193	100,965,520	102,476,713	637,803
Commercial	30,201	9,442	447,214	486,857	16,428,619	16,915,476	-
Consumer	43,846	29,697	-	73,543	2,062,602	2,136,145
Total	$ 6,656,232	$ 1,648,508	$ 1,343,015	$ 9,647,755	$ 231,051,875	$ 240,699,630	$ 787,580

December 31, 2008
Real Estate
Construction, land development,
and land	$ -	$ 3,605,000	$ 4,500,000	$ 8,105,000	$ 22,225,261	$ 30,330,261	$ 4,500,000
Residential 1-4 family, 1st liens	1,205,574	705,971	129,156	2,040,701	93,162,557	95,203,258	43,600
Residential 1-4 family, 2nd liens	168,797	-	58,765	227,562	2,724,856	2,952,418	58,765
Commercial properties	801,878	-	87,862	889,740	88,412,809	89,302,549	-
Commercial	63,140	118,954	63,578	245,672	21,744,395	21,990,067	40,000
Consumer	34,510	18,871	6,245	59,626	2,299,887	2,359,513	5,427
Total	$ 2,273,899	$ 4,448,796	$ 4,845,606	$ 11,568,301	$ 230,569,765	$ 242,138,066	$ 4,647,792

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

5. Loans and Allowance for Loan Losses (continued)

    Loans are considered impaired when management considers it unlikely that collection of principal and interest payments will be made according to contractual terms, including principal and interest payments. A performing loan may be categorized as impaired based on knowledge of circumstances that are deemed relevant to loan collection. Not all impaired loans are past due nor are losses expected for every impaired loan. If a loss is expected, an impaired loan may have specific reserves allocated to it in the allowance for loan losses. A schedule of impaired loans at year end and their average balances for the year follows:

	Unpaid			Average
	Principal	Recorded	Related	Recorded
December 31, 2010	Balance	Investment	Allowance	Investment
With no related allowance recorded
Construction, land development, and land	$ 1,171,127	$ 1,171,127	$ -	$ 1,194,397
Residential 1-4 family, 1st lien	361,743	361,743		379,546
Commercial properties	88,488	88,488		93,244
Commercial	7,114	7,114		8,122
With an allowance recorded
Commercial properties	2,478,049	2,478,049	330,759	2,484,804
Total:
Construction, land development, and land	1,171,127	1,171,127	-	1,194,397
Residential 1-4 family, 1st lien	361,743	361,743	-	379,546
Commercial properties	2,566,537	2,566,537	330,759	2,578,048
Commercial	7,114	7,114	-	8,122
Total, all categories	$ 4,106,521	$ 4,106,521	$ 330,759	$ 4,160,113

December 31, 2009
With no related allowance recorded
Residential 1-4 family, 1st lien	$ 200,533	$ 200,533	$ -	$ 197,634
Residential 1-4 family, 2nd lien	58,765	58,765		58,765
Commercial properties	1,842,727	1,842,727		2,207,636
With an allowance recorded
Construction, land development, and land	352,619	352,619	35,262	350,614
Commercial	447,214	447,214	223,607	447,528
Total:
Construction, land development, and land	352,619	352,619	35,262	350,614
Residential 1-4 family, 1st lien	200,533	200,533	-	197,634
Residential 1-4 family, 2nd lien	58,765	58,765	-	58,765
Commercial properties	1,842,727	1,842,727	-	2,207,636
Commercial	447,214	447,214	223,607	447,528
Total, all categories	$ 2,901,858	$ 2,901,858	$ 258,869	$ 3,262,177

December 31, 2008
With no related allowance recorded
Construction, land development, and land	$ 4,500,000	$ 4,500,000	$ -	$ 4,500,000
Residential 1-4 family, 2nd lien	58,765	58,765		58,084
Consumer	817	817		1,338
With an allowance recorded
Construction, land development, and land	850,000	850,000	170,000	818,533
Residential 1-4 family, 1st lien	85,555	85,555	17,111	83,841
Commercial properties	2,842,863	2,842,863	287,863	2,770,717
Commercial	548,290	548,290	128,521	549,871
Consumer	1,910	1,910	1,910	2,329
Total:
Construction, land development, and land	5,350,000	5,350,000	170,000	5,318,533
Residential 1-4 family, 1st lien	85,555	85,555	17,111	83,841
Residential 1-4 family, 2nd lien	58,765	58,765	-	58,084
Commercial properties	2,842,863	2,842,863	287,863	2,770,717
Commercial	548,290	548,290	128,521	549,871
Consumer	2,727	2,727	1,910	3,667
Total, all categories	$ 8,888,200	$ 8,888,200	$ 605,405	$ 8,784,713

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

5. Loans and Allowance for Loan Losses (continued)

    Credit quality is measured based on an internally designed grading scale. The grades correspond to regulatory rating categories of pass, special mention, substandard, and doubtful. Evaluation of grades assigned to individual loans is completed no less than quarterly.
    Pass credits are secured or unsecured loans with satisfactory payment history and supporting documentation. Special mention loans are those with satisfactory payment history that have a defect in supporting documentation which is defined by the Bank as a critical defect. This may include missing financial data or improperly executed collateral documents. Substandard credits are those with a weakness that may jeopardize repayment, such as deteriorating collateral value, or for which the borrower’s ability to meet payment obligations is questionable. Included in substandard credits are loans on which terms have been modified by a reduction of interest rate and/or payment amount in order to enable a distressed borrower to service the debt. Doubtful credits are loans which are past due at least 90 days or for which the borrower’s ability to repay the loan is questionable. Loans graded as doubtful are most likely to result in the loss of principal or loss of revenue due to placement in nonaccrual status. Management evaluates loans graded as doubtful individually and provides for anticipated losses through adjustment of the allowance for loan losses and charges to current earnings.
    Credit quality, as measured by internally assigned grades, is an important component in the calculation of an adequate allowance for loan losses. The following table summarizes loans by credit quality indicator at each of the three most recent year-ends.

	December 31, 2010	December 31, 2009	December 31, 2008

Real Estate Credit Risk Profile by Internally Assigned Grade
Construction, land development, and land
Pass	$ 16,063,618	$ 17,100,254	$ 24,509,229
Substandard	4,557,315	4,500,000	471,032
Doubtful
Less than 90 days past due	761,189	352,619	850,000
Nonperforming: 90 days or more
past due and/or non-accruing	409,938	-	4,500,000
Total	$ 21,792,060	$ 21,952,873	$ 30,330,261

Residential 1 to 4 family
Pass	$ 90,393,936	$ 95,716,716	$ 97,956,183
Special Mention	-	-	55,173
Substandard	3,584,737	1,357,438	-
Doubtful
Less than 90 days past due	292,091	-	-
Nonperforming: 90 days or more
past due and/or non-accruing	25,985	144,269	144,320
Total	$ 94,296,749	$ 97,218,423	$ 98,155,676

Commercial properties
Pass	$ 95,620,813	$ 97,924,956	$ 83,753,740
Special Mention	-	-	70,000
Substandard	4,347,154	2,594,001	2,635,946
Doubtful
Less than 90 days past due	132,155	1,957,756	2,755,000
Nonperforming: 90 days or more
past due and/or non-accruing	2,478,049	-	87,863
Total	$ 102,578,171	$ 102,476,713	$ 89,302,549

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

5. Loans and Allowance for Loan Losses (continued)

	December 31, 2010	December 31, 2009	December 31, 2008

Commercial Credit Risk Profile by Internally Assigned Grade
Pass	$ 17,589,337	$ 16,468,262	$ 21,398,777
Special Mention	-	-	3,000
Substandard	-	-	40,000
Doubtful
Less than 90 days past due	7,114	-	524,711
Nonperforming: 90 days or more
past due and/or non-accruing	-	447,214	23,579
Total	$ 17,596,451	$ 16,915,476	$ 21,990,067

Consumer Credit Risk Profile by Internally Assigned Grade
Pass	$ 1,720,966	$ 2,121,890	$ 2,339,868
Special Mention	-	14,255	16,918
Doubtful
Nonperforming: 90 days or more
past due and/or non-accruing	-	-	2,727
Total	$ 1,720,966	$ 2,136,145	$ 2,359,513

6. Loan Commitments

    Loan commitments are agreements to lend to customers as long as there is no violation of any conditions of the contracts. Loan commitments generally have interest at current market rates, fixed expiration dates, and may require payment of a fee. Letters of credit are commitments issued to guarantee the performance of a customer to a third party.
    Loan commitments and letters of credit are made on the same terms, including collateral, as outstanding loans. The Company's exposure to loss in the event of nonperformance by the borrower is represented by the contract amount of the commitment.
    Outstanding loan commitments, lines of credit, and letters of credit at December 31, are as follows:

	2010	2009	2008
Loan commitments and lines of credit
Construction and land development	$ 8,569,169	$ 10,231,711	$ 15,218,812
Other	21,164,229	19,038,506	22,245,089
	$ 29,733,398	$ 29,270,217	$ 37,463,901

Standby letters of credit	$ 1,590,367	$ 1,907,736	$ 1,921,878

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

7. Premises and Equipment and Computer Software

            A summary of premises and equipment and the related depreciation is as follows:

	Estimated useful life	2010	2009	2008

Land		$ 2,087,011	$ 2,104,061	$ 2,092,717
Premises	5 - 50 years	7,210,852	7,196,851	6,745,668
Furniture and equipment	3 - 20 years	3,599,478	3,778,111	3,619,752
		12,897,341	13,079,023	12,458,137
Accumulated depreciation		6,577,487	6,484,266	6,131,825
Net premises and equipment		$ 6,319,854	$ 6,594,757	$ 6,326,312

Depreciation expense		$ 475,848	$ 490,776	$ 496,742

            A summary of capitalized computer software and the related amortization is as follows:

	Estimated useful life	2010	2009	2008

Computer software	3 - 5 years	$ 850,989	$ 890,360	$ 839,007
Accumulated amortization		761,468	754,529	682,635
Net computer software		$ 89,521	$ 135,831	$ 156,372

Amortization expense		$ 68,924	$ 71,894	$ 78,364

8. Lease Commitments

    The Company leases the land on which the Route 50 branch in East Berlin is located. Rent expense was $20,417, $17,083, and $16,250 for the years ended December 31, 2010, 2009, and 2008, respectively. The lease obligation, which expires August 31, 2014, requires payments as follows:

Period	Minimum rents
2011	$ 21,333
2012	22,333
2013	23,333
2014	16,000
$ 82,999

9. Other real estate owned

    Transactions in other real estate owned were as follows:

	2010	2009

Beginning balance	$ 1,433,000	$ -
Net realizable value of foreclosed properties	-	1,448,000
	1,433,000	1,448,000
Proceeds of sales, net of expenses	(452,596)	(14,510)
Gain (loss) on sale	11,096	(490)
Valuation reduction	(212,000)	-
Ending balance	$ 779,500	$ 1,433,000

    There was no other real estate owned during 2008.

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

10. Interest-bearing deposits

Major classifications of interest-bearing deposits are as follows:
	2010	2009	2008

NOW	$ 59,410,096	$ 58,328,093	$ 48,043,193
Money market	43,030,285	36,559,471	32,039,678
Savings	48,417,028	46,958,194	43,064,214
Time deposits of $100,000 or more	43,913,536	41,858,162	37,375,216
Time deposits of less than $100,000	55,243,123	56,511,968	61,284,880
	$ 250,014,068	$ 240,215,888	$ 221,807,181

The rate repricing distribution of time deposits follows:

Three months or less	$ 41,108,741	$ 41,762,134	$ 47,025,262
Over three through twelve months	46,450,339	42,268,474	41,529,109
Over one through two years	11,597,579	14,339,522	10,105,725
	$ 99,156,659	$ 98,370,130	$ 98,660,096

11. Securities Sold Under Agreements to Repurchase

    Securities sold under agreements to repurchase represent overnight borrowings from customers. The U.S. government securities that collateralize these agreements are owned by the Company but maintained in the custody of an unaffiliated bank designated by the Company. Additional information follows:

	2010	2009	2008

Maximum month-end amount outstanding	$ 7,406,820	$ 7,941,508	$ 7,112,354
Average amount outstanding	$ 6,255,811	$ 6,527,440	$ 4,792,158
Average rate paid during the year	.50%	.50%	1.11%
Investment securities underlying the agreements
at year end
Carrying value	$ 16,260,171	$ 16,098,916	$ 13,991,966
Estimated fair value	$ 16,472,393	$ 16,200,995	$ 14,548,125

12. Note Payable

    In 1999, the Company purchased real estate in Berlin, financing 100% of the purchase price. In 2003, an operations center was constructed on this site. This 6% unsecured note was paid in full in 2010.

13. Profit Sharing Plan

    In 1999, the Company adopted a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code. The plan covers substantially all of the employees and allows discretionary Company contributions. Annually, the Board of Directors approves a discretionary contribution in addition to matching 50% of employee contributions to a maximum of 6% of the employee wages.
    The total cost of the profit sharing plan for 2010, 2009, and 2008, was $165,027, $207,353, and $215,571.

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

14. Noninterest Expenses

        The components of noninterest other operating expenses follow:

	2010	2009	2008
Advertising	$ 180,336	$ 190,461	$ 211,056
Armored car service	73,985	75,446	66,003
Business and product development	71,482	77,319	78,757
Computer software amortization	68,924	71,895	78,364
Computer software maintenance contracts	159,797	151,927	148,098
Correspondent bank fees	65,488	79,677	60,666
Courier service	45,360	41,472	34,776
Director fees	183,350	147,650	151,900
Dues, donations, and subscriptions	74,337	81,634	84,872
Liability insurance	26,049	26,018	29,358
Postage	155,168	154,065	165,249
Professional fees	171,580	158,668	81,648
Stationery and supplies	58,628	76,896	95,945
Telephone	165,464	173,792	159,065
Miscellaneous	352,339	344,166	269,473
	$ 1,852,287	$ 1,851,086	$ 1,715,230

15. Related Party Transactions

    The executive officers and directors of the Company enter into loan transactions with the Bank in the ordinary course of business. The terms of these transactions are similar to the terms provided to other borrowers entering into similar loan transactions. Executive officers and directors make deposits in the Bank, and invest in uninsured non-deposit investment products. They receive the same rates and terms on insured deposit accounts and securities sold under agreements to repurchase as other customers with similar accounts.

	2010	2009	2008
Related party loan activity
Beginning balance	$ 22,602,554	$ 22,097,589	$ 21,633,466
Advances	4,838,578	5,542,120	8,971,905
	27,441,132	27,639,709	30,605,371
Repayments	6,217,958	5,037,155	8,507,782
Ending balance	$ 21,223,174	$ 22,602,554	$ 22,097,589

Unfunded loan commitments	$ 1,492,448	$ 2,047,886	$ 1,868,664

Deposit and non-deposit investment balances	$ 5,304,025	$ 6,097,670	$ 5,231,390

    The Company obtains legal services from a law firm in which one of the principal attorneys is also a member of the Board of Directors. Fees charged for these services are at similar rates charged by unrelated law firms for similar legal work. Amounts paid to this related party totaled $74,471, $83,348, and $9,950 during the years ended December 31, 2010, 2009, and 2008, respectively. Increased legal fees in 2010 and 2009 relate to loan collections.

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

16.  Income Taxes

            The components of income tax expense are as follows:

	2010	2009	2008
Current
Federal	$ 2,672,328	$ 2,400,641	$ 2,989,883
State	595,026	485,257	594,118
	3,267,354	2,885,898	3,584,001
Deferred	(303,854)	(10,898)	(197,433)
	$ 2,963,500	$ 2,875,000	$ 3,386,568

The components of the deferred taxes are as follows:
Nonaccrual loan interest	$ (51,858)	$ (7,369)	$ (2,029)
Provision for loan losses	(136,361)	26,749	(201,340)
Other real estate owned	(84,356)	(23,859)	-
Employee benefit	4,250	3,653	3,266
Depreciation	(28,384)	(6,027)	(2,214)
Discount accretion	(7,145)	(4,045)	4,884
	$ (303,854)	$ (10,898)	$ (197,433)

The components of the net deferred tax liability are as follows:
Deferred tax assets
Nonaccrual loan interest	$ 61,852	$ 9,994	$ 2,625
Allowance for loan losses	139,111	2,750	29,499
Other real estate owned	108,215	23,859	-
Employee benefit	20,904	25,154	28,807
	330,082	61,757	60,931
Deferred tax liabilities
Depreciation	132,937	161,321	167,348
Discount accretion	5,380	12,525	16,570
Unrealized gain on securities available for sale	575,091	914,697	1,314,826
	713,408	1,088,543	1,498,744
Net deferred tax liability	$ (383,326)	$ (1,026,786)	$ (1,437,813)

A reconciliation of the provision for taxes on income from the statutory federal income tax rates to the effective income tax rates follows:

Statutory federal income tax rate	34.00%	34.00%	34.00%
Increase (decrease) in tax rate resulting from
Tax-exempt income	(2.01)	(2.23)	(1.99)
Non-deductible expenses	0.04	0.04	0.04
State income taxes net of federal income tax benefit	4.29	4.22	3.80
	36.32%	36.03%	35.85%

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

17. Fair Value Measures

    The Company values investment securities classified as available for sale and other real estate acquired through foreclosure at fair value on a recurring basis. The fair value hierarchy established in the Financial Accounting Standards Board accounting standards codification topic titled Fair Value Measurements defines three input levels for fair value measurement. Level 1 is based on quoted market prices in active markets for identical assets. Level 2 is based on significant observable inputs other than those in Level 1. Level 3 is based on significant unobservable inputs. The Company values US Treasury securities, government agency securities, and an equity investment in an actively traded public utility under Level 1. Municipal debt securities, equity investments in community banks, and other real estate owned are valued under Level 2. The Company has no assets measured at fair value on a recurring basis that are valued under Level 3 criteria. At December 31, 2010, values for available for sale investment securities and other real estate owned measured at fair value on a recurring basis were established as follows:

	Total	Level 1 Inputs	Level 2 Inputs
Investment securities available for sale	$ 59,801,920	$ 57,459,323	$ 2,342,597
Other real estate owned	779,500	-	779,500
	$ 60,581,420	$ 57,459,323	$ 3,122,097

    The Company does not have the intent to sell any of these securities and deems that it is more likely than not that it will not have to sell any of these securities before recovery of their individual cost bases. The Company is actively marketing other real estate owned and reviews market value of each property quarterly.
    The estimated fair values of the Company's financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the Financial Accounting Standards Board and may not be indicative of the net realizable or liquidation values. The calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

	December 31, 2010		December 31, 2009		December 31, 2008
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	amount	value	amount	value	amount	value
Financial assets
Cash and due from banks	14,319,142	14,319,142	15,117,190	15,352,536	8,769,784	9,216,290
Interest-bearing deposits	11,650,849	11,652,846	12,494,003	12,504,729	15,517,115	15,593,003
Investment securities	92,105,492	92,293,739	81,365,520	81,664,660	66,597,068	67,498,693
Loans, net	237,001,219	236,918,959	240,061,869	240,026,291	241,430,914	241,473,232
Financial liabilities
Interest-bearing deposits	250,014,068	250,225,814	240,215,888	240,331,613	221,807,181	222,208,321
Note payable	-	-	48,519	48,091	74,046	73,339

    The fair value of federal funds sold, noninterest-bearing deposits, and securities sold under agreements to repurchase equals their carrying value. These financial instruments are excluded from the table above.
    The fair value of collectible coin included with cash as of December 31, 2009, was determined based on extrapolation of the value of the remaining coin inventory relative to similar inventory liquidated in 2009. The collectible coin was liquidated in 2010.
    The fair value of interest-bearing deposits with other financial institutions is estimated based on quoted interest rates for certificates of deposit with similar remaining terms.
    The fair values of equity securities are determined using market quotations. The fair values of readily marketable debt securities are provided by an independent third party and are based on quoted market price. Debt securities that are not readily marketable are assigned values based on prices from multiple sources, mostly from dealers’ bids and offers.
    The fair value of fixed-rate loans is estimated to be the present value of scheduled payments discounted using interest rates currently in effect for loans of the same class and term. The fair value of variable-rate loans, including loans with a demand feature, is estimated to equal the carrying amount. The valuation of loans is net of the allowance for loan losses. It is not practicable to estimate the fair value of outstanding loan commitments, unused lines, and letters of credit.
    The fair value of interest-bearing checking, savings, and money market deposit accounts is equal to the carrying amount. The fair value of fixed-rate time deposits is estimated based on interest rates currently offered for deposits of similar remaining maturities.

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

18. Capital Standards

    The Federal Reserve Board and the Federal Deposit Insurance Corporation have adopted risk-based capital standards for banking organizations. These standards require ratios of capital to assets for minimum capital adequacy and to be classified as well capitalized under prompt corrective action provisions. The capital ratios and minimum capital adequacy requirements of the Company and the Bank are as follows:

	Company		Bank		To be well	Minimum
	Actual		Actual		capitalized	adequacy
(in thousands)	Amount	Ratio	Amount	Ratio	Ratio	Ratio

December 31, 2010
Total risk-based capital	$ 74,449	33.6%	$ 70,181	32.1%	10.0%	8.0%
(to risk weighted assets)
Tier 1 capital	$ 73,176	33.0%	$ 69,198	31.7%	6.0%	4.0%
(to risk-weighted assets)
Tier 1 capital	$ 73,176	17.5%	$ 69,198	16.9%	5.0%	4.0%
(to average fourth quarter assets)

December 31, 2009
Total risk-based capital	$ 72,034	32.1%	$ 67,462	30.6%	10.0%	8.0%
(to risk weighted assets)
Tier 1 capital	$ 70,709	31.6%	$ 66,824	30.3%	6.0%	4.0%
(to risk-weighted assets)
Tier 1 capital	$ 70,709	17.7%	$ 66,824	16.9%	5.0%	4.0%
(to average fourth quarter assets)

December 31, 2008
Total risk-based capital	$ 71,703	32.5%	$ 66,608	30.8%	10.0%	8.0%
(to risk weighted assets)
Tier 1 capital	$ 70,025	31.8%	$ 65,901	30.4%	6.0%	4.0%
(to risk-weighted assets)
Tier 1 capital	$ 70,025	18.7%	$ 65,901	17.8%	5.0%	4.0%
(to average fourth quarter assets)

    Tier 1 capital consists of common stock, additional paid-in capital, and retained earnings. Total risk-based capital includes a limited amount of the allowance for loan losses. In calculating risk-weighted assets, specific risk percentages are applied to each category of asset and off-balance sheet items.
    Failure to meet the capital requirements could affect the Company's ability to pay dividends and accept deposits, and may significantly affect the operations of the Company.
    In the most recent regulatory report, the Company was determined to be well capitalized. Management has no plans that should change the classification of the capital adequacy.

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

19. Parent Company Financial Information

Balance Sheets	December 31,
	2010	2009	2008

Assets
Cash and due from banks	$ 37,127	$ 26,125	$ 262,013
Interest-bearing deposits	1,054,929	896,757	871,247
Investment securities available for sale	2,336,335	3,219,056	3,852,024
Investment in subsidiary bank	69,825,066	67,454,505	66,834,104
Premises and equipment	1,132,347	1,176,488	1,203,579
Other assets	968	2,794	5,934
Total assets	$ 74,386,772	$ 72,775,725	$ 73,028,901

Liabilities and Stockholders' Equity
Deferred income taxes	$ 151,694	$ 491,294	$ 737,676
Other liabilities	40,526	7,138	7,731
	192,220	498,432	745,407
Stockholders' equity
Common stock	3,000,508	3,000,508	3,048,397
Additional paid-in capital	8,733,438	8,733,438	10,406,403
Retained earnings	61,441,595	58,975,278	56,569,913
Accumulated other comprehensive income	1,019,011	1,568,069	2,258,781
Total stockholders' equity	74,194,552	72,277,293	72,283,494
Total liabilities and stockholders' equity	$ 74,386,772	$ 72,775,725	$ 73,028,901

Statements of Income	Years Ended December 31,
	2010	2009	2008

Interest revenue	$ 18,748	$ 29,179	$ 44,875
Dividend revenue	45,154	63,457	74,894
Dividends from subsidiary	2,730,462	4,131,359	8,594,887
Other revenue	100,050	-	-
Equity in undistributed income of subsidiary	2,374,484	922,597	(2,597,703)
	5,268,898	5,146,592	6,116,953
Expenses
Occupancy	(5,155)	(3,921)	(1,415)
Other	37,774	34,904	52,551
	32,619	30,983	51,136

Income before income taxes	5,236,279	5,115,609	6,065,817
Income taxes	39,500	6,000	6,600
Net income	$ 5,196,779	$ 5,109,609	$ 6,059,217

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

19. Parent Company Financial Information (Continued)

	Years Ended December 31,
Statements of Cash Flows	2010	2009	2008
Cash flows from operating activities
Interest and dividends received	$ 2,795,127	$ 4,227,650	$ 8,715,697
Rental payments and fees received	82,200	37,200	37,200
Cash paid for operating expenses	(42,728)	(41,092)	(58,400)
Income taxes paid	(7,064)	(9,038)	(10,163)
	2,827,535	4,214,720	8,684,334

Cash flows from investing activities
Certificates of deposit purchased, net of maturities	(177,748)	84,561	172,613
Proceeds from sale of real property & easement	72,100	-	-
Purchase of equipment	-	-	(3,085)
	(105,648)	84,561	169,528

Cash flows from financing activities
Common shares repurchased	-	(1,720,854)	(2,029,123)
Dividends paid	(2,730,462)	(2,704,244)	(6,565,764)
	(2,730,462)	(4,425,098)	(8,594,887)

Net increase (decrease) in cash and cash equivalents	(8,575)	(125,817)	258,975
Cash and cash equivalents at beginning of year	176,235	302,052	43,077
Cash and cash equivalents at end of year	$ 167,660	$ 176,235	$ 302,052

Reconciliation of net income to net cash provided
by operating activities
Net income	$ 5,196,779	$ 5,109,609	$ 6,059,217
Adjustments to reconcile net income to net cash
used in operating activities
Undistributed net income of subsidiary	(2,374,484)	(922,597)	2,597,703
Depreciation	27,091	27,091	29,936
Gain on sale of real property	(55,050)	-	-
Decrease (increase) in other assets	1,825	3,140	262
Increase (decrease) in
Deferred income taxes and other liabilities	31,374	(2,523)	(2,784)
	$ 2,827,535	$ 4,214,720	$ 8,684,334

Composition of cash and cash equivalents
Cash and due from banks	$ 37,127	$ 26,125	$ 262,013
Interest-bearing deposits, except for time deposits	130,533	150,110	40,039
	$ 167,660	$ 176,235	$ 302,052

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

20.  Quarterly Results of Operations (Unaudited)

	Three months ended
	December 31,	September 30,	June 30,	March 31,

2010
Interest and dividend revenue	$ 4,154,519	$ 4,332,718	$ 4,464,726	$ 4,367,843
Interest expense	455,990	484,741	493,669	508,706
Net interest income	3,698,529	3,847,977	3,971,057	3,859,137
Provision for loan losses	358,500	52,500	180,000	421,000
Net income	958,654	1,449,360	1,523,386	1,265,379
Comprehensive income	601,038	1,586,452	1,172,570	1,287,661
Earnings per share	$ 0.32	$ 0.48	$ 0.51	$ 0.42

2009
Interest and dividend revenue	$ 4,390,696	$ 4,437,310	$ 4,430,529	$ 4,643,658
Interest expense	564,844	602,423	649,903	725,468
Net interest income	3,825,852	3,834,887	3,780,626	3,918,190
Provision for loan losses	352,950	(132,550)	296,500	333,100
Net income	1,108,094	1,511,649	1,151,176	1,338,690
Comprehensive income	1,029,224	1,171,734	1,062,765	1,155,174
Earnings per share	$ 0.37	$ 0.50	$ 0.38	$ 0.44

2008
Interest and dividend revenue	$ 4,829,154	$ 5,016,573	$ 4,984,430	$ 5,170,486
Interest expense	926,709	930,549	993,761	1,171,235
Net interest income	3,902,445	4,086,024	3,990,669	3,999,251
Provision for loan losses	542,511	(1,478)	5,284	71,209
Net income	1,087,939	1,706,142	1,642,937	1,622,199
Comprehensive income	1,358,415	1,936,154	1,448,612	1,659,438
Earnings per share	$ 0.36	$ 0.56	$ 0.53	$ 0.52